Exhibit 99.1

China XD Plastics Signs Exclusive Product Development Agreement with Hafei Dongyang

•	Agreement for the development and supply of specialized plastics for use in electric vehicles

Harbin, PRC – July 21, 2010 – China XD Plastics Company Limited (“China XD Plastics” or the “Company”), (NASDAQ: CXDC), one of the leading Chinese manufacturers engaged in the development, manufacture, and distribution of modified plastics primarily for use in automotive applications in China, today announced that as part of an exclusive product development agreement, it has delivered to Hafei Dongyang (“HD”), one of the leading automotive parts suppliers in Northeast China, three tons of specialized plastic compounds to be used in the battery casing during a pilot production for electric vehicles..In addition, China XD Plastics will have the opportunity to receive additional exclusive product development rights for a period of five years upon the successful design of new specialized plastic products to be used in HD’s plastics parts in electric vehicles.

As one of the leading automotive parts suppliers in Northeast China, HD is a supplier of electric vehicle parts to China Changan Harbin Hafei Automobile Industry Group Co., LTD, one of the major auto OEMs in China.  According to the agreement, China XD Plastics will, from time to time over the next five years, supply HD with specialized plastics to be used in a wide range of components, including battery cases, cell cases, separators, membranes, polymer super capacitors, composite bipolar plates, silicon wafer carriers, and plastics parts used in charging stations and other applications.

Due to the energy efficiency and environmental advantages of electric vehicles, the Chinese government has made the development of the domestic electric vehicle industry a key priority, supported by a number of programs and policies to foster the growth of this market.  According to Mr. Gang Wan, the minister of The Chinese Ministry of Science and Technology, it is expected that electric vehicles will account for at least 10% of total automobiles manufactured in China by 2012 and 50% by 2030, which represents 19.5 million units per year.

Mr. Jie Han, Chairman and CEO of China XD Plastics, commented: “We are pleased to announce our partnership with Hafei Dongyang. This is another significant milestone for China XD Plastics, officially marking our entrance into the growing electric vehicle market. We believe the electric vehicle market presents a strong growth opportunity, and this agreement provides us with a further opportunity to expand sales of high-value-added products in environmentally-friendly areas. We will continue to explore opportunities with other customers to secure our leading position in this new market.  We believe the underlying growth trends within the Chinese automotive market remain robust, and we remain confident in our ability to continue to deliver profitable growth.”

About China XD Plastics Company Limited

China XD Plastics Company Limited, through its wholly owned subsidiary, Harbin Xinda Macromolecule Material ("Xinda"), develops, manufactures, and distributes modified plastics, primarily for use in the production of automobile parts and components. The Company's specialized plastics are used to produce: exterior parts, such as automobile bumpers, rearview and sideview mirrors and license plate parts; interior parts, such as door panels, dashboard, steering wheel, glove compartment and safety belt components; and functional components, such as air conditioner casings, heating and ventilation casings, engine covers, and air ducts. The Company’s specialized plastics are utilized in more than 30 automobile brands manufactured in China, including Audi, Red Flag, Volkswagen and Mazda. The Company’s wholly-owned research institute is dedicated to the research and development of modified plastics, and benefits from the cooperation with well-known scientists from prestigious universities in China. At present, 152 of 263 of Xinda’s automotive-specific modified plastic products have been certified by one or more of the automobile manufacturers in China. For more information please visit http://www.chinaxd.net.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company's ability to increase the number of certifications; the Company's ability to introduce new product applications for automobiles; the effectiveness, profitability, and the marketability of its products; the Company's ability to successfully expand its production capacity; the Company's ability to protect its proprietary information; general economic and business conditions; the volatility of the Company's operating results and financial conditions; the Company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and its industry. The Company undertakes no obligation to update these forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts:
China XD Plastics Company Ltd. Mr. Taylor Zhang, CFO Phone: +1-212-747-1118 (New York) Mr. Allan Lao, IR Director Phone: +86-451-84346600 (Harbin) Email: cxdc@chinaxd.net	Taylor Rafferty (US): Mahmoud Siddig, Director +1 (212) 889-4350 ChinaXD@Taylor-Rafferty.com

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